Exhibit 99.1

DIRECT METHANOL FUEL CELL CORPORATION
ADDS VICE PRESIDENT OF OPERATIONS AND TESTING

PASADENA, CA —November 20, 2006— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that Dr. Joseph McMenamin has joined its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC) as Vice President of Operations and Testing.

Dr. McMenamin comes from SpectraSensors, Inc., a former VIASPACE subsidiary and leading manufacturer of optically based gas analyzers and moisture analyzers for analytical process markets.  Prior to SpectraSensors, he was a Business Unit Manager at ATS Automation Tooling Systems, a leading manufacturer of advanced factory automation systems.  In addition, he has held management positions at other high technology start-up companies.

Dr. McMenamin holds patents for vapor mass flow controls and regenerative carbon absorption systems.  Dr. McMenamin earned his Ph.D. in Applied Physics from Stanford University, and his BA and MS degrees in Physics from University of Pennsylvania.

Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC, said, “The addition of Dr. McMenamin will help us immensely in the methanol fuel cell cartridge business. He has extensive product manufacturing experience, and he is responsible for meeting international safety standards for our commercial products.”

DMFCC focuses on producing methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by leading OEMs.  Industry sources are expecting these products to be in the marketplace in 2007/2008.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.